Exhibit 5.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET NEW YORK, NY 10019-6131

TEL + 1 212 878 8000 FAX + 1 212 878 8375

www.cliffordchance.com

November 9, 2017

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-203971), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company of $115,000,000 aggregate principal amount of its 4.75% Convertible Senior Notes due 2022 (the “Notes”) (which includes $15,000,000 aggregate principal amount subject to the underwriters’ option to purchase additional Notes), for issuance pursuant to the Underwriting Agreement, dated November 6, 2017 (the “Underwriting Agreement”), among the Company, ACREFI Management, LLC, and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, and an Indenture, dated as of March 17, 2014, as supplemented by the Second Supplemental Indenture, dated as of August 21, 2017 (collectively, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and certain resolutions of the board of directors of the Company and of a pricing committee thereof, relating to the transactions contemplated by the Underwriting Agreement and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials and representations and warranties of the parties set forth in the Underwriting Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that (i) the Notes are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) the shares of the Company’s common stock, par value $0.01 per share, into which the Notes are convertible (the “Conversion Shares”) have been duly authorized by all necessary corporate actions on the part of the Company and, if and when issued and delivered by the Company pursuant to the terms of the Notes and the Indenture upon conversion of the Notes, the Conversion Shares will be legally issued, fully paid and nonassessable.

Apollo Commercial Real Estate Finance, Inc.

November 9, 2017

The opinions set forth in this letter relate only to the laws of the State of New York and the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion letter as Exhibit 5.1 to a current report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP